Exhibit 99.2


IMMEDIATE RELEASE

Investor Relations Contact:                        Media Contact:
Justin Victoria                                    Lowell Weiner
(973) 660-5340                                     (973) 660-5013

                                  Wyeth Reports

                                 Results for the

                    2003 Third Quarter and First Nine Months


Madison, New Jersey, October 22, 2003 - Wyeth (the Company) (NYSE: WYE) today reported results for the 2003 third quarter and first nine months. Worldwide net revenue increased 13% for the 2003 third quarter and 7% for the 2003 first nine months. Excluding the impact of foreign exchange, worldwide net revenue increased 9% for the 2003 third quarter and 3% for the 2003 first nine months.

2003 Third Quarter Results
--------------------------
Net income, before unusual items discussed below, increased 39% to $873.6 million for the 2003 third quarter compared with $626.7 million in the prior year. Diluted earnings per share, before unusual items, increased 38% to $0.65 compared with $0.47 in the prior year. The 2003 third quarter unusual items included a charge of $2,000.0 million ($1,300.0 million after-tax or $0.98 per share-diluted) to increase the reserve relating to the Redux(R) and Pondimin(R) diet drug litigation. Including the impact of unusual items, net loss and diluted loss per share for the 2003 third quarter were $426.4 million and $0.32, respectively, compared with net income and diluted earnings per share of $1,401.4 million and $1.05 in the prior year.

The increases in net income and diluted earnings per share for the 2003 third quarter, before unusual items, were due primarily to higher net revenue, lower cost of goods sold, as a percentage of net revenue, and decreased interest expense offset by higher selling, general and administrative expenses and lower other income, net. The lower cost of goods sold, as a percentage of net revenue, was due in part to the non-recurrence of certain additional costs that were incurred in the 2002 third quarter to address various manufacturing issues, as well as a 2002 third quarter write-off of approximately $35.0 million of FluShield(R) inventory. These improvements in cost of goods sold, as a percentage of net revenue, were partially offset by a slightly less profitable product mix for the 2003 third quarter which was due primarily to decreased sales of higher margin products, including the Premarin(R) family of products and Cordarone(R) I.V., and higher sales of lower margin products such as Protonix(R), Zosyn(R) and Enbrel(R) (international) offset, in part, by higher sales of Effexor(R) XR and Prevnar(R), high margin products.

Unusual Items
-------------
As noted above, the Company recorded a charge of $2,000.0 million ($1,300.0 million after-tax or $0.98 per share-diluted) in the 2003 third quarter to increase the reserve relating to the Redux and Pondimin diet drug litigation. The Company has provided updated information related to this litigation on its website at www.wyeth.com which information may be accessed by clicking on the "Investor Relations" hyperlink. This information has also been furnished on a Form 8-K filed with the Securities and Exchange Commission.


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

The 2002 third quarter results also included a diet drug litigation charge of $1,400.0 million ($910.0 million after-tax or $0.68 per share-diluted).

A reconciliation of net income and diluted earnings per share before unusual items to net income (loss) and diluted earnings (loss) per share as reported under generally accepted accounting principles (GAAP) is presented in the following table:

(In millions except per share amounts)
                                        Three Months Ended         Nine Months Ended
                                       ---------------------     ---------------------
         Item Description              9/30/2003   9/30/2002     9/30/2003   9/30/2002
----------------------------------     ---------   ---------     ---------   ---------

Net Income before unusual items(1)        $873.6      $626.7      $2,457.2    $2,098.5

Gains related to Immunex/Amgen
  common stock transactions(2)               -       1,684.7         558.7     1,684.7

Litigation charges                      (1,300.0)     (910.0)     (1,300.0)     (910.0)
                                       ---------   ---------     ---------   ---------

As reported net income (loss)            ($426.4)   $1,401.4      $1,715.9    $2,873.2
                                       =========   =========     =========   =========

Diluted earnings per share before
  unusual items including the
  dilutive effect of common stock
  equivalents (CSE)(1)                     $0.65       $0.47         $1.84       $1.57

Dilutive effect of CSE(3)                   0.01         -             -           -

Gains related to Immunex/Amgen
  common stock transactions(2)               -          1.26          0.42        1.26

Litigation charges(4)                      (0.98)      (0.68)        (0.97)      (0.68)
                                       ---------   ---------     ---------   ---------

As reported diluted earnings
  (loss) per share(4)                     ($0.32)      $1.05         $1.29       $2.15
                                       =========   =========     =========   =========

(1) The Company calculates net income before unusual items by excluding the after-tax effect of items considered by management to be unusual from the net income (loss) reported under GAAP. Management uses this measure to focus on on-going operations and believes that it is useful to investors because it enables them to perform meaningful comparisons of past and present operating results. The Company believes that using this information along with net income (loss) provides for a more complete analysis of the results of operations by quarter. Net income (loss) is the most directly comparable GAAP measure.

(2) The gains related to the Immunex/Amgen common stock transactions consist of the following:


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

      - $2,627.6 million ($1,684.7 million after-tax or $1.26 per share-diluted) recorded during the 2002 third quarter related to the acquisition of Immunex by Amgen. The gain represents the excess of $1,005.2 million in cash plus the fair value of 98,286,358 Amgen shares received, $2,500.1 million, over the Company's book basis of its investment in Immunex and certain transaction costs.

      - $860.6 million ($558.7 million after-tax or $0.42 per share-diluted) recorded during the 2003 first quarter related to the gain on the sale of the remaining 31,235,958 shares of the Company's Amgen common stock holdings.

(3) The $0.01 per share benefit represents the impact on diluted earnings per share of excluding the dilutive effect of CSE.

(4) The average number of common shares outstanding used to calculate the diluted loss per share for the 2003 third quarter items does not include CSE, as the effect on these items would be antidilutive.


2003 First Nine Months Results
------------------------------
Net income and diluted earnings per share, before unusual items discussed above, each increased 17% for the 2003 first nine months to $2,457.2 million and $1.84, respectively, compared with $2,098.5 million and $1.57 in the prior year. Including the impact of unusual items, net income and diluted earnings per share for the 2003 first nine months each decreased 40% to $1,715.9 million and $1.29, respectively, compared with $2,873.2 million and $2.15 in the prior year.

Higher net income for the 2003 first nine months, before unusual items, was impacted by increases in net revenue and other income and lower interest expense, partially offset by a less profitable product mix and higher manufacturing costs, as well as higher selling, general and administrative expenses. Higher other income was a result of 2003 second quarter gains from the divestiture of certain pharmaceutical and consumer healthcare products amounting to approximately $290 million.


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

Segment Information
-------------------
The following table sets forth worldwide net revenue by operating segment together with the percentage changes from the comparable period in the prior year:

                               Three Months                Nine Months
                               Ended 9/30/03              Ended 9/30/03
                            --------------------       --------------------
Operating Segment           ($ in 000's)     Inc       ($ in 000's)     Inc
----------------------      ------------     ---       ------------     ---

Human Pharmaceuticals        $ 3,211,615     11%        $ 9,166,201      5%

Animal Health Products           209,159     63%            605,097     25%
                            ------------     ---       ------------     ---

  Pharmaceuticals              3,420,774     13%          9,771,298      6%

  Consumer Healthcare            660,835     10%          1,745,924     10%
                            ------------     ---       ------------     ---

Total                        $ 4,081,609     13%        $11,517,222      7%
                            ============     ===       ============     ===


     Pharmaceuticals
     ---------------
Worldwide pharmaceutical net revenue increased 13% for the 2003 third quarter and 6% for the 2003 first nine months. Excluding the favorable impact of foreign exchange, worldwide pharmaceutical net revenue increased 9% for the 2003 third quarter and 2% for the 2003 first nine months.

     Human Pharmaceuticals
     ---------------------
Worldwide human pharmaceutical net revenue increased 11% for the 2003 third quarter and 5% for the 2003 first nine months due primarily to higher sales of Effexor XR (global growth and higher volume caused by an increase in prescriptions), Protonix (strong prescription volume growth), Enbrel (international), Prevnar and Zosyn (each reflecting consistent increased manufacturing capability) and increased alliance revenue offset, in part, by lower sales of the Premarin family of products and Cordarone I.V. (market exclusivity ended October 2002). Excluding the favorable impact of foreign exchange,


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

worldwide human pharmaceutical net revenue increased 7% for the 2003 third quarter and 1% for the 2003 first nine months.

     Animal Health Products
     ----------------------
Worldwide animal health product net revenue increased 63% for the 2003 third quarter and 25% for the 2003 first nine months due primarily to higher domestic sales of ProHeart(R) 6 compared with the similar period in the prior year which was impacted by significant ProHeart 6 product returns. The increase in sales for the 2003 first nine months was also due to higher domestic sales of the Company's West Nile - Innovator(TM), a biological vaccine for horses. Excluding the favorable impact of foreign exchange, worldwide animal health product net revenue increased 57% for the 2003 third quarter and 21% for the 2003 first nine months.

     Consumer Healthcare
     -------------------
Worldwide consumer healthcare net revenue increased 10% for both the 2003 third quarter and first nine months. The increases were due primarily to sales of Alavert(TM) (introduced in the 2002 fourth quarter) and higher sales of Centrum(R), Advil(R) and Caltrate(R). The 2003 first nine months increase was also attributable to higher sales of cough/cold/allergy products. Excluding the impact of foreign exchange, worldwide consumer healthcare net revenue increased 7% for both the 2003 third quarter and first nine months.


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

Wyeth is one of the world's largest research-driven pharmaceutical and health care products companies. It is a leader in the discovery, development, manufacturing and marketing of pharmaceuticals, vaccines, biotechnology products and non-prescription medicines that improve the quality of life for people worldwide. The Company's major divisions include Wyeth Pharmaceuticals, Wyeth Consumer Healthcare and Fort Dodge Animal Health.

The statements in this press release that are not historical facts, are forward-looking statements based on current expectations of future events that involve risks and uncertainties including, without limitation, risks associated with the inherent uncertainty of the timing and successfulness of pharmaceutical research, product development, manufacturing, commercialization, economic conditions including interest and currency exchange rate fluctuations, changes in generally accepted accounting principles, the impact of competitive or generic products, trade buying patterns, wars or terrorist acts, product liability and other types of lawsuits, the impact of legislation and regulatory compliance and obtaining reimbursement, favorable drug pricing, access and other approvals, environmental liabilities, and patent, and other risks and uncertainties, including those detailed from time to time in the Company's periodic reports, including current reports on Form 8-K, quarterly reports on Form 10-Q and the annual report on Form 10-K, filed with the Securities and Exchange Commission. Actual results may vary materially from the forward-looking statements. The Company assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

The Company will hold a conference call with research analysts at 8:00 a.m. Eastern Time today. The purpose of the call is to review the financial results of the Company for the third quarter and first nine months. Interested investors and others may listen to the call live or on a delayed basis through the internet webcast, which may be accessed by visiting the Company's website at www.wyeth.com and clicking on the "Investor Relations" hyperlink. Also, for recent announcements and additional information including product sales information, please refer to the Company's website.


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

The comparative results of operations are as follows:

(In thousands except per share amounts)
                                         Three Months Ended            Nine Months Ended
                                       -----------------------     -------------------------
                                        9/30/2003    9/30/2002      9/30/2003     9/30/2002
                                       ----------   ----------     -----------   -----------
Net Revenue                            $4,081,609   $3,623,672     $11,517,222   $10,770,041

Cost of Goods Sold                      1,126,356    1,058,122       3,074,555     2,747,516

Selling, General and Administrative
   Expenses                             1,313,870    1,216,073       3,967,362     3,796,457

Research and Development Expenses         502,758      518,608       1,517,123     1,525,681

Interest Expense, Net                      24,304       52,367          77,182       161,326

Other Income, Net                          (5,732)     (21,850)       (269,299)     (155,188)


Gains related to Immunex/Amgen
   Common Stock Transactions                  -     (2,627,600)       (860,554)   (2,627,600)

Litigation Charges                      2,000,000    1,400,000       2,000,000     1,400,000
                                       ----------   ----------     -----------   -----------


Income (Loss) Before Federal and
   Foreign Taxes                         (879,947)   2,027,952       2,010,853     3,921,849

Provision (Benefit) for Federal
   and Foreign Taxes                     (453,589)     626,553         294,924     1,048,671
                                       ----------   ----------     -----------   -----------

Net Income (Loss)(1)                    ($426,358)  $1,401,399      $1,715,929    $2,873,178
                                       ==========   ==========     ===========   ===========


Basic Earnings (Loss) Per Share            ($0.32)       $1.06           $1.29         $2.17
                                       ==========   ==========     ===========   ===========

Average Number of Common Shares
   Outstanding During Each
      Period - Basic(2)                 1,331,958    1,325,930       1,329,492     1,325,294

Diluted Earnings (Loss) Per Share(1)       ($0.32)       $1.05           $1.29         $2.15
                                       ==========   ==========     ===========   ===========

Average Number of Common Shares
   Outstanding During Each
      Period - Diluted(2)               1,331,958    1,331,068       1,335,315     1,335,298


(1) Net loss and diluted loss per share for the 2003 third quarter were $426,358 and $0.32, respectively, compared with net income and diluted earnings per share of $1,401,399 and $1.05 in the prior year. The 2003 third quarter net loss and diluted loss per share included a charge of $2,000,000 ($1,300,000 after-tax or $0.98 per share-diluted) related to the Redux and Pondimin diet drug litigation. The 2002 third quarter net income and diluted earnings per share included a gain of $2,627,600 ($1,684,723 after-tax or $1.26 per share-diluted) related to the acquisition of Immunex by Amgen and an additional diet drug litigation charge of $1,400,000 ($910,000 after-tax or $0.68 per share-diluted). Excluding these items from both the 2003 and 2002 third quarter results, net income and diluted earnings per share for the 2003 third quarter increased 39% and 38%, respectively.

     Net income and diluted earnings per share for the 2003 first nine months were $1,715,929 and $1.29 compared with $2,873,178 and $2.15 in the prior year. The 2003 first nine months net income and diluted earnings per share included a first quarter gain of $860,554 ($558,694 after-tax or $0.42 per share-diluted) related to the sale of the remaining 31,235,958 shares of the Company's Amgen common stock holdings and a third quarter charge of $2,000,000 ($1,300,000 after-tax or $0.97 per share-diluted) related to the Redux and Pondimin diet drug litigation. Excluding these items and the unusual items noted above from the 2002 third quarter results, net income and diluted earnings per share for the 2003 first nine months each increased 17%.

(2) The average number of common shares outstanding for diluted loss per share for the 2003 third quarter does not include common stock equivalents, as the effect on the diluted loss per share would be antidilutive. Therefore, the average number of common shares outstanding for diluted loss per share is the same as for basic loss per share.

     The average number of common shares outstanding for diluted earnings per share is higher than for basic earnings per share for the 2003 first nine months and the 2002 third quarter and first nine months due to the assumed conversion of outstanding stock options into common stock equivalents using the treasury stock method.